Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of JOYY Inc.

Subsidiaries	Place of Incorporation
Duowan Entertainment Corporation	British Virgin Islands
Funstage Technology Ltd	British Virgin Islands
Topstage Technology Ltd	British Virgin Islands
NeoTasks Inc.	Cayman Islands
Cloud Solution Inc	Cayman Islands
Bigo Inc	Cayman Islands
Shopline Corporation Limited	Cayman Islands
Mangatoon Inc	Cayman Islands
Engage Capital Partners I. L.P.	Cayman Islands
Engage Capital Partners III. L.P.	Cayman Islands
Singularity IM, Inc.	Delaware
PageBites, Inc.	Delaware
Cube Technology Pte. Ltd.	Singapore
Bigo Technology Pte. Ltd.	Singapore
Likeme Pte. Ltd.	Singapore
Bigo Internet Information Pte. Ltd.	Singapore
Sandhill Solution Pte. Ltd.	Singapore
Indigo Technology Pte. Ltd.	Singapore
Hago Singapore Pte. Ltd.	Singapore
Gokoo Technology Pte. Ltd.	Singapore
NeoTasks Limited	Hong Kong
Bigo (Hong Kong) Limited	Hong Kong
Guangzhou Huanju Shidai Information Technology Co., Ltd.	Mainland China
Guangzhou BaiGuoYuan Information Technology Co., Ltd.	Mainland China
Guangzhou Wangxing Information Technology Co., Ltd.	Mainland China
Cloud Internet Service Limited	United Kingdom
Runderfo Inc.*	Cayman Islands
Goldenage Technology Investment Group Limited*	Hong Kong
Guangzhou Xiling Technology Co., Ltd.*	Mainland China

Consolidated Variable Interest Entities and their Subsidiaries	Place of Incorporation
Beijing Tuda Science and Technology Co., Ltd.	Mainland China
Guangzhou Huaduo Network Technology Co., Ltd.	Mainland China
Guangzhou Huanju Electronic Commerce Co., Ltd.	Mainland China
Foshan Tuyi Network Technology Co., Ltd.	Mainland China
Guangzhou Ruyi Information Technology Co., Ltd.	Mainland China
Hainan Lanlan Network Technology Co., Ltd.	Mainland China
Ningxia Julan Network Technology Co., Ltd.	Mainland China
Jiangxi Jieyu Network Technology Co., Ltd.	Mainland China
Guangzhou Jusheng Network Technology Co., Ltd.	Mainland China
Guangzhou BaiGuoYuan Network Technology Co., Ltd.	Mainland China
Chengdu Yunbu Network Technology Co., Ltd.	Mainland China
Chengdu Luota Network Technology Co., Ltd.	Mainland China
Chengdu Jiyue Network Technology Co., Ltd.	Mainland China
Guangzhou Ruicheng Network Technology Co., Ltd.	Mainland China
Guangzhou Huanju Microfinance Co., Ltd.	Mainland China
Guangzhou Ruiyun Network Technology Co., Ltd.	Mainland China
Guagnzhou Yilian Yixing Equity Investment Partnership(LP)	Mainland China
Guangzhou Yiling Network Technology Co., Ltd.*	Mainland China

*On November 16, 2020, we entered into definitive agreements with Baidu, Inc., or Baidu, and made certain amendments to the share purchase agreement on February 7, 2021, pursuant to which Baidu agreed to acquire our PRC video-based entertainment live streaming business, or YY Live, including the YY mobile app, YY.com website, and PC YY, among others, for an aggregate purchase price of approximately US$3.6 billion in cash, subject to certain adjustments. The acquisition has been substantially completed, with certain matters remaining to be completed in the future.